BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON MARCH 28, 2019

1.

Date, Time and Place: Meeting held on March 28, 2019, at 12:00 p.m., in São Paulo City, São Paulo State, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2.

Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”) and Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”).

3.	Presiding Board: Chairman: Pedro Parente. Secretary: Carlos Eduardo de Castro Neves.
4.	Agenda: (i) Election of Global Chief Executive Officer.
5.

Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolution was taken:

5.1.       Election of Global Chief Executive Officer. The members of the Board of Directors, by unanimous votes of the present members, approved the election of Mr. Lorival Nogueira Luz Junior, Brazilian citizen, married, business administrator, bearer of Identity Card RG No. 22.580.434-7 (SSP/SP), enrolled at CPF/MF under No. 678.741.266-53, with address, including for the purposes of the provisions of §2 of Article 149 of Law 6,404/76, in the City of São Paulo, State of São Paulo, at Av. das Nações Unidas, 8501 – Pinheiros – São Paulo - SP – Zip Code 05425-070, to the position of Global Chief Executive Officer of the Company, with a term of office of two (2) years, in substitution of Mr. Pedro Pullen Parente.

Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on March 28, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON MARCH 28, 2019

The officer hereby elected shall take office on June 17, 2019, when Mr. Pedro Pullen Parente will leave the position that he has been accumulating since June 18, 2018, upon execution: (i) of the respective instrument of investiture to be drawn up in the appropriate book, pursuant to art. 149 of Law No. 6,404/76, as amended; (ii) the declaration referred to in Instruction No. 367 of May 29, 2002, issued by the Brazilian Securities and Exchange Commission; and (iii) the Instrument of Consent to the Novo Mercado Regulations of B3 S.A. - Brasil, Bolsa, Balcão.

The position of Global Chief Operating Officer (Global COO), currently occupied by Mr. Lorival Nogueira Luz Junior, will no longer exist.

6.

Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.

Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, page 100 and Book No. 7, pages 1 and 2, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, March 28, 2019.

Carlos Eduardo de Castro Neves Secretary

Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on March 28, 2019.